Exhibit 10.3

MANAGEMENT AGREEMENT

by and between

AG MORTGAGE INVESTMENT TRUST, INC.

and

AG REIT MANAGEMENT, LLC

Dated as of June     , 2011

This MANAGEMENT AGREEMENT, is dated as of June     , 2011, by and between AG Mortgage Investment Trust, Inc., a Maryland corporation (the “Company”) and AG REIT Management, LLC a Delaware limited liability company (the “Manager”).

W I T N E S S E T H:

WHEREAS, the Company is a newly formed Maryland corporation that intends to elect to be taxed as a real estate investment trust for U.S. federal income tax purposes; and

WHEREAS, the Company desires to retain the Manager to manage the business and investment affairs of the Company and to perform services for the Company in the manner and on the terms set forth herein and the Manager wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions. (a) The following terms shall have the meanings set forth in this Section 1(a):

“Advisers Act” means the Investment Advisers Act of 1940.

“Affiliate” means, with respect to any Person, (1) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (2) any executive officer or general partner of such Person and (3) any legal entity for which such Person acts as an executive officer or general partner.

“Agreement” means this Management Agreement, as amended, supplemented or otherwise modified from time to time.

“Allocation Policy” means the allocation policy of Angelo, Gordon & Co., L.P. which the Company and the Manager will adopt, a copy of which is attached hereto as Exhibit A, as the same may be amended, restated, modified, supplemented or waived by the Board of Directors as specified therein.

“Automatic Renewal Term” has the meaning set forth in Section 11(b) hereof.

“Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided, that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against such Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Base Management Fee” means the base management fee, calculated and payable (in cash) quarterly in arrears, in an amount equal to 1.50% per annum of the Company’s Stockholders’ Equity.

“Board of Directors” means the board of directors of the Company.

“Board Investment Committee” means a committee consisting solely of members of the Board of Directors formed for the primary purpose of (1) periodically reviewing the Company’s investments and (2) pursuant to the Investment Policies, approving certain investments proposed to be made by the Company.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Change in Control of the Manager” means the occurrence of any of the following: (1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Manager, taken as a whole, to any Person other than one or more Affiliates of the Manager, the Company or a Subsidiary; (2) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Affiliates of the Manager, the Company or a Subsidiary, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting securities of the Manager; or (3) a transfer of a controlling block of the Manager’s securities as defined in the definition of “assignment” in the Advisers Act and the rules and regulations of the SEC thereunder.

“Claim” has the meaning set forth in Section 9(c) hereof.

“Closing Date” means the date of closing of the Initial Public Offering.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the common shares of common stock, par value $0.01, of the Company.

“Company Account” has the meaning set forth in Section 5 hereof.

“Company Indemnified Party” has the meaning set forth in Section 9(b) hereof.

“Company Permitted Disclosure Parties” has the meaning set forth in Section 6(b) hereof.

“Conduct Policies” has the meaning set forth in Section 2(u) hereof.

“Confidential Information” has the meaning set forth in Section 6(a) hereof.

“Core Earnings” means the net income (loss), computed in accordance with GAAP (as defined below), excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (iv) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors.

For the avoidance of doubt, the exclusion of depreciation and amortization from the calculation of Core Earnings shall only apply to Target Assets (as defined below) consisting of debt investments related to real estate to the extent that the Company forecloses upon the property or properties underlying such debt investments.

“Effective Termination Date” has the meaning set forth in Section 11(c) hereof.

“Excess Funds” has the meaning set forth in Section 2(v) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Instruments” means, with regard to any entity, the trust instrument in the case of a trust, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement in the case of a limited liability company, or similar governing documents, in each case as amended.

“Indemnified Party” has the meaning set forth in Section 9(b) hereof.

“Independent Director” means a member of the Board of Directors who is not an officer or employee of the Manager or any Affiliate thereof and who otherwise is “independent” in accordance with the rules of the NYSE or such other securities exchange on which the Common Shares may be listed.

“Initial Public Offering” means the sale by the Company of Common Shares in the initial public offering of the Company registered with the SEC.

“Initial Term” has the meaning set forth in Section 11(a) hereof.

“Investment Advisory Agreement” means that certain agreement between Angelo, Gordon & Co., L.P. and the Manager dated             , 2011.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Policies” means the Company’s investment policies, a copy of which is attached hereto as Exhibit B, as the same may be amended, restated, modified, supplemented or waived by the Board of Directors as specified therein.

“Losses” has the meaning set forth in Section 9(a) hereof.

“Manager Indemnified Party” has the meaning set forth in Section 9(a) hereof.

“Manager Investment Committee” means the investment committee formed by the Manager, the members of which shall consist of employees of the Manager and its Affiliates and may change from time to time.

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 6(a) hereof.

“Nonrenewal Termination” has the meaning set forth in Section 11(c) hereof.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 11(c) hereof.

“NYSE” means the New York Stock Exchange, Inc., together with its successors.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Portfolio Management Services” has the meaning set forth in Section 2(c) hereof.

“REIT” means a “real estate investment trust” as defined under the Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” means a shareholder of the Company.

“Stockholders’ Equity” means:

(A) the sum of the net proceeds from any issuances of the Company’s equity securities (including preferred securities) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance, and excluding any future equity issuance to our Manager); plus

(B) the Company’s retained earnings at the end of such quarter (without taking into account any non-cash equity compensation expense or other non-cash items described below incurred in current or prior periods); less

(C) any amount that the Company pays for repurchases of its Common Shares; excluding

(D) any unrealized gains, losses or other non-cash items that have impacted the Company’s Stockholders’ Equity as reported in the Company’s financial statements prepared in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income; and excluding

(E) one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between the Manager and the Independent Directors and after approval by a majority of the Independent Directors.

“Subsidiary” means any subsidiary of the Company, any partnership, the general partner of which is the Company or any subsidiary of the Company; any limited liability company, the managing member of which is the Company or any subsidiary of the Company; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Company or any subsidiary of the Company.

“Target Assets” means the types of assets described under “Business— Target Asset Classes” in the Company’s prospectus dated June     , 2011, relating to the Initial Public Offering, subject to, and including any changes to the Company’s Investment Policies that may be approved by the Manager and the Company from time to time.

“Termination Fee” means a termination fee equal to three (3) times the sum of the average annual Base Management Fee earned by the Manager during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

“Termination Notice” has the meaning set forth in Section 11(c) hereof.

“Underwriters” means the underwriters named in the Underwriting Agreement.

“Underwriting Agreement” means the purchase agreement, dated [—], 2011, among the Company, the Manager and the Underwriters relating to the Initial Public Offering.

(b) As used herein, accounting terms relating to the Company, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Manager. (a) The Company hereby appoints the Manager to manage the investments and day-to-day operations of the Company, subject at all times to the further terms and conditions set forth in this Agreement and to the supervision of, and such further limitations or parameters as may be imposed from time to time by, the Board of Directors. The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, except where a specific standard of care is specified, in which case such specific standard of care shall apply. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, in accordance with the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties. The Manager will remain responsible for any services delegated to third parties. The Manager shall be responsible for expenses pursuant to, and to the extent provided in, Section 8.

(b) The Manager, in its capacity as manager of the investments and the operations of the Company, at all times will be subject to the supervision and direction of the Board of Directors and will have only such functions and authority as the Board of Directors may delegate to it, including, without limitation, managing the Company’s business affairs in conformity with the Investment Policies and other policies that are approved and monitored by the Board of Directors. The Company and the Manager hereby acknowledge the recommendation by the Manager and the approval by the Board of Directors, of the Investment Policies, including but not limited to the Company’s investment strategy in the Target Assets. The Company and the Manager hereby acknowledge and agree that, during the term of this Agreement, any proposed changes to the Company’s investment strategy that would modify or expand the Target Assets may only be recommended by the Manager and shall require the approval of the Board of Directors and the Manager.

(c) The Manager, in its capacity as manager of the investments and the day-to-day operations of the Company, at all times will be subject to the supervision and direction of the Board of Directors and will have only such functions and authority as the Board of Directors may delegate to it, including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the operations of the Company, including the investments of the Company and its financing, as may be appropriate, which may include, without limitation:

(i)	serving as the Company’s consultant with respect to the periodic review of the Investment Policies and Allocation Policy, which review shall occur no less often than annually, any modifications to which shall be approved by a majority of the Independent Directors, and other policies and recommendations with respect thereto for approval by the Board of Directors;

(ii)	serving as the Company’s consultant with respect to the identification, investigation, evaluation, analysis, underwriting, selection, purchase, origination, negotiation, structuring, monitoring and disposition of the Company’s and the Subsidiaries’ investments;

(iii)	serving as the Company’s consultant with respect to decisions regarding any financings, securitizations and hedging activities undertaken by the Company or any Subsidiary, including (1) assisting the Company or any Subsidiary in developing criteria for debt and equity financing that is specifically tailored to the Company’s or such Subsidiary’s investment objectives, (2) advising the Company with respect to obtaining appropriate short-term financing arrangements for their investments and pursuing a particular arrangement for each individual investment, if necessary, and (3) advising the Company with respect to pursuing and structuring long-term financing alternatives for their investments, in each case consistent with the Investment Policies;

(iv)	serving as the Company’s consultant with respect to arranging for the issuance of mortgage-backed securities from pools of mortgage loans or mortgage-backed securities owned by the Company or any Subsidiary;

(v)	representing and making recommendations to the Company in connection with the purchase and finance and commitment to purchase and finance investments and the sale and commitment to sell such investments;

(vi)	negotiating and entering into, on behalf of the Company or any Subsidiary, credit finance agreements, repurchase agreements, securitization agreements, agreements relating to borrowings under temporary programs established by the U.S. government, commercial paper, interest rate swap agreements, warehouse facilities and all other agreements and instruments required for the Company to conduct their business;

(vii)	advising the Company on, preparing, negotiating and entering into, on behalf of the Company or any Subsidiary, applications and agreements relating to programs established by the U.S. government;

(viii)	with respect to any prospective investment by the Company or any Subsidiary and any sale, exchange or other disposition of any investment by the Company or any Subsidiary, conducting negotiations on behalf of the Company or such Subsidiary with real estate or securities brokers, securities dealers, sellers and purchasers and their respective agents, representatives and investment bankers and owners of privately- and publicly-held real estate companies;

(ix)	evaluating and recommending to the Company hedging strategies and engaging in hedging activities on their behalf that are consistent with such strategies, as so modified from time to time, and with the Company’s qualification as a REIT and with the Investment Policies;

(x)	making available to the Company the Manager’s knowledge and experience with respect to mortgage loans, mortgage-related securities, real estate, real estate securities, other real estate-related assets, including securities, and non-real estate-related assets and real estate operating companies;

(xi)	investing and re-investing any funds of the Company (including in short-term investments) and advising the Company as to its capital structure and capital-raising activities;

(xii)	monitoring the operating performance of the Company’s investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such performance and budgeted or projected operating results;

(xiii)	engaging and supervising, on behalf of the Company or any Subsidiary, independent contractors that provide real estate, investment banking, mortgage brokerage, securities brokerage, appraisal, engineering, environmental, seismic, insurance, legal, accounting, transfer agent, registrar, leasing, due diligence and such other services as may be required relating to the operations of the Company, including their investments (or potential investments);

(xiv)	coordinating and managing operations of any joint venture or co-investment interests held by the Company or any Subsidiary and conducting all matters with the joint venture or co-investment partners;

(xv)	providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(xvi)	performing and supervising the performance of administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including, without limitation, services in respect of any of the equity incentive plans, the collection of revenues and the payment of the Company’s or any Subsidiary’s debts and obligations and maintenance of appropriate information technology services to perform such administrative functions;

(xvii)	furnishing reports and statistical and economic research to the Company regarding their activities and services performed for the Company by the Manager;

(xviii)	counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xix)	communicating on behalf of the Company or any Subsidiary with the holders of any equity or debt securities of the Company or such Subsidiary as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

(xx)	counseling the Company regarding the maintenance of its exclusions and, if applicable, exemptions from status as an investment company under the Investment Company Act, monitoring compliance with the requirements for maintaining such exclusions and exemptions and using commercially reasonable efforts to cause the Company to maintain its exclusions and exemptions from such status;

(xxi)	assisting the Company in complying with all regulatory requirements applicable to it in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and all reports and documents, if any, required under the Exchange Act, the Securities Act and by the NYSE;

(xxii)	counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and U.S. Treasury regulations promulgated thereunder;

(xxiii)

causing the Company to retain qualified accountants and legal counsel, as applicable, to (1) assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries and (2) conduct quarterly compliance reviews with respect thereto;

(xxiv)	taking all necessary actions to enable the Company and any Subsidiary to make required tax filings and reports, including soliciting Stockholders or interest holders in any such Subsidiary for required information to the extent necessary under the Code and Treasury Regulations promulgated thereunder applicable to REITs;

(xxv)	causing the Company to qualify to do business in all jurisdictions in which such qualification is required or advisable and to obtain and maintain all appropriate licenses;

(xxvi)	using commercially reasonable efforts to cause the Company to comply with all applicable laws;

(xxvii)	handling and resolving on the Company’s or any Subsidiary’s behalf all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company or such Subsidiary may be involved or to which the Company or such Subsidiary may be subject arising out of its day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxviii)	arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;

(xxix)	using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time; and

(xxx)	performing such other services as may be required from time to time for the management and other activities relating to the operations, including investments, of the Company as the Board of Directors reasonably requests or the Manager deems appropriate under the particular circumstances.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company with respect to its investments. Such services will include, but not be limited to, consulting with the Company on the purchase and sale of, and other investment opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of assets; acting as liaison between the Company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management.

(d) For the period and on the terms and conditions set forth in this Agreement, the Company hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact and as the true and lawful agent and attorney-in-fact of any Subsidiary, in its name, place and stead, to negotiate, execute, deliver and enter into such credit agreements, repurchase agreements, securitization agreements, agreements relating to borrowings under temporary programs established by the U.S. government, commercial paper, interest rate swap agreements, warehouse facilities, brokerage agreements, custodial agreements and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(e) The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf of the Company and any Subsidiary to provide property management, asset management, securitization, leasing, development and/or other services to the Company (including, without limitation, Portfolio Management Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company; provided, that (i) any such agreements entered into with Affiliates of the Manager shall be (A) on terms no more favorable to such Affiliates than would be obtained from a third party on an arm’s-length basis and (B) to the extent the same do not fall within the provisions of the Investment Policies, approved by a majority of the Independent Directors and (ii) with respect to Portfolio Management Services, (A) any such agreements shall be subject to the Company’s prior written approval and (B) the Manager shall remain liable for the performance of such Portfolio Management Services.

(f) To the extent that the Manager deems necessary or advisable, the Manager may, from time to time, propose to retain one or more additional entities for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company specified by this Agreement; provided, that any such agreement (1) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company, (2) shall not result in an increased Base Management Fee or expenses payable hereunder and (3) shall be approved by a majority of the Independent Directors. The Manager will remain responsible for any sub-advisory services delegated to a third party.

(g) The Manager may retain, for and on behalf of the Company and/or any Subsidiary, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, financial printers, developers, investment banks, financial advisors, internal audit service providers, due diligence firms, underwriting review firms, banks and other lenders, surveyors, engineers, environmental and seismic consultants, information technology consultants, tax advisors and preparers, other consultants, agents, contractors, vendors, advisors and others as the Manager deems necessary or advisable in connection with the management and operations of the Company. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates. Except as otherwise provided herein, the Company and any Subsidiary shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided, that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(h) The Manager may effect transactions by or through the agency of another person with it or its Affiliates which have an arrangement under which that party or its Affiliates will from time to time provide to or procure for the Manager and/or its Affiliates goods, services or other benefits (including, but not limited to, research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Company as a whole and may contribute to an improvement in the performance of the Company or the Manager or its Affiliates in providing services to the Company on terms that no direct payment is made but instead the Manager and/or its Affiliates undertake to place business with that party.

(i) In executing portfolio transactions and selecting brokers or dealers, the Manager will use its best efforts to seek on behalf of the Company the best overall terms available. In assessing the best overall terms available for any transaction, the Manager shall consider all factors that it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Manager may also consider whether such broker or dealer furnishes research and other information or services to the Manager.

(j) The Manager has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or “posted” commission rate, but will endeavor to be aware of the current level of charges of eligible broker-dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Company. Although the Manager will generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent, provided, that such decision is made in good faith to promote the best interests of the Company.

(k) The Manager shall refrain from any action that, in its sole judgment made in good faith, (1) is not in compliance with the Investment Policies, (2) would adversely affect the qualification of the Company as a REIT under the Code or the status of the Company or any Subsidiary as an entity excluded or exempted from investment company status under the

Investment Company Act, or (3) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the Governing Instruments of the Company or such Subsidiary. If the Manager is ordered to take any action by the Board of Directors, the Manager shall promptly notify the Board of Directors if it is the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its Affiliates and their respective managers, officers, directors, employees and members and any Person providing sub-advisory services to the Manager shall not be liable to the Company, any Subsidiary, the Board of Directors, the Stockholders or the interest holders in any Subsidiary for any act or omission by such Person except as provided in Section 9 of this Agreement.

(l) The Company (including the Board of Directors) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement or other filing required to be made under the Securities Act, the Exchange Act, rules of the NYSE or such other securities exchange on which the Common Shares may be listed, the Code or other applicable law, rule or regulation on behalf of the Company and any applicable Subsidiary in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors, as applicable, then the Manager shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained, which the Manager shall seek promptly upon determining an approval is required.

(m) The Manager shall require each seller or transferor of investment assets to the Company to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the investments of the Company.

(n) The Board of Directors shall periodically review the Investment Policies and the Company’s portfolio of investments but will not review each proposed investment, except as otherwise provided herein. If a majority of the Independent Directors determines in such periodic review of transactions that a particular transaction does not comply with the Investment Policies, then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed investment.

(o) Neither the Company nor any Subsidiary shall invest in any security structured or issued by an entity managed by the Manager or any Affiliate thereof, unless (i) the investment is made in accordance with the Investment Policies; (ii) such investment is approved in advance by a majority of the Independent Directors; and (iii) the investment is made in accordance with applicable laws. The Manager, on behalf of the Company, is permitted to invest in re-REMIC securitization transactions issued, executed and managed by Angelo Gordon & Co., L.P., its affiliates or funds provided such investment is a Target Asset.

(p) Reporting Requirements.

(i)	As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board of Directors, the Manager shall prepare, or cause to be prepared, with respect to any investment, reports and other information with respect to such investment as may be reasonably requested by the Company.

(ii)	The Manager shall prepare, or cause to be prepared, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(iii)	The Manager shall prepare, or cause to be prepared, regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and any Subsidiary’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Policies and policies approved by the Board of Directors.

(q) Managers, officers, directors, members, employees and agents of the Manager or Affiliates of the Manager may serve as officers, agents, nominees or signatories for the Company, to the extent permitted by its Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments or, to the extent applicable, the governing body of any Subsidiary, pursuant to the Governing Instruments of any Subsidiary. When executing documents or otherwise acting in such capacities for the Company or any Subsidiary, such Persons shall indicate in what capacity they are executing on behalf of the Company or such Subsidiary. Without limiting the foregoing, but subject to Section 12 below, the Manager will be obligated to supply the Company with a management team, including a Chief Executive Officer, a Chief Financial Officer and a Chief Investment Officer or similar positions, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company hereunder, who shall devote such of their time to the management of the Company as is necessary and appropriate, commensurate with the level of activity of the Company from time to time.

(r) The Manager shall provide personnel for service on an investment committee.

(s) The Manager shall maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage.

(t) The Manager shall provide such internal audit, compliance and control services as may be required for the Company to comply with applicable law (including the Securities Act and the Exchange Act), regulation (including SEC regulations) and the rules and requirements of the NYSE or such other securities exchange on which the Common Shares may be listed and as otherwise reasonably requested by the Company or the Board of Directors from time to time.

(u) The Manager acknowledges receipt of the Company’s Code of Business Conduct and Ethics and Policy Against Insider Trading (collectively, the “Conduct Policies”) and agrees that it will require its officers and employees who provide services to the Company to comply with such Conduct Policies in the performance of such services hereunder or such comparable policies as shall in substance hold officers and employees of the Manager to at least the standards of conduct set forth in the Conduct Policies.

(v) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company to terminate this Agreement pursuant to Section 13 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company (or any Subsidiary) pursuant to Section 8 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company (or any Subsidiary) to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 11(c) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(w) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager.

Section 3. Additional Activities of the Manager. Except as otherwise provided in this Section 3, the Allocation Policy and the Investment Policies, nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, managers, officers, directors, employees or members from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company, or (ii), subject to compliance with the Conduct Policies, in any way bind or restrict the Manager or any of its Affiliates, managers, officers, directors, employees or members from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, managers, officers, directors, employees or members may be acting.

While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that the Company is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to others. The Company shall have the benefit of the Manager’s commercially reasonable judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the Manager shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.

Section 4. Agency. The Manager shall act as agent of the Company in making, acquiring, financing and disposing of investments, disbursing and collecting the funds of the Company, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of the Company’s securities or representatives or properties of the Company.

Section 5. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

Section 6. Records; Confidentiality. (a) The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice. The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not disclose Confidential Information, in whole or in part, to any Person other than (1) to its Affiliates, managers, officers, directors, employees, members, agents, representatives or advisors who need to know such Confidential Information for the purpose of rendering services hereunder, (2) to appraisers, financing sources and others in the ordinary course of the Company’s and any Subsidiary’s business ((1) and (2) collectively, “Manager Permitted Disclosure Parties”), (3) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to Company investors, (4) to governmental officials having jurisdiction over the Company, (5) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, or (6) with the consent of the Board of Directors. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof. Nothing herein shall prevent the Manager from disclosing Confidential Information (1) upon the order of any court or administrative agency, (2) upon the request or demand of any regulatory agency or authority, or pursuant to any law or regulation, (3) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (4) to its legal counsel or independent auditors; provided, however, that with respect to clauses (1) and (2), it is agreed that the Manager will provide the Company with prompt written notice of such order, request or demand so that the Company may seek an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is, in the opinion of counsel, required to disclose Confidential Information, the Manager may disclose only that portion of such information that its counsel advises is legally required without liability hereunder; provided, that the Manager agrees to exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from the provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager, (B) is released in writing by the Company to the public or to Persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Manager from a third party without breach by such third party of an obligation of confidence with respect to the Confidential Information disclosed.

(b) Each of the Company shall keep confidential, and shall cause any Subsidiary to keep confidential, any and all Confidential Information and shall not use, and shall cause any Subsidiary not to use, Confidential Information except in furtherance of the terms of this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (1) to its Affiliates, officers, directors, employees, members, agents, representatives or advisors who need to know such Confidential Information for the purpose of fulfilling the Company’s obligations hereunder (collectively, “Company Permitted Disclosure Parties”), (2) as required by law or legal process to which the Company or any Subsidiary or any Person to whom disclosure is permitted hereunder is a party, or (3) with the consent of the Manager. The Company agrees to (1) inform each of its Company Permitted Disclosure Parties of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof and (2) not disclose any Confidential Information to its Company Permitted Disclosure Parties upon the termination of this Agreement in accordance with Section 11 hereof. Nothing herein shall prevent the Company or any Subsidiary from disclosing Confidential Information (1) upon the order of any court or administrative agency, (2) upon the request or demand of, or pursuant to any law or regulation, any regulatory agency or authority, (3) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (4) to its legal counsel or independent auditors; provided, however, that with respect to clauses (1) and (2), it is agreed that the Company will provide the Manager with prompt written notice of such order, request or demand so that the Manager may seek an appropriate protective order and/or waive the Company’s compliance with the provisions of this Section. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Company or any Subsidiary is, in the opinion of counsel, required to disclose Confidential Information, the Company or such Subsidiary may disclose only that portion of such information that its counsel advises is legally required without liability hereunder; provided, that each of the Company shall exercise, and shall cause any Subsidiary to exercise, its best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from the provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Company or any Subsidiary, (B) is released in writing by the Manager to the public or to Persons who are not under similar obligation of confidentiality to the Manager, or (C) is obtained by the Company or any Subsidiary from a third party without breach by such third party of an obligation of confidence with respect to the Confidential Information disclosed. For the avoidance of doubt, information about the systems, employees, policies, procedures and investment portfolio (other than investments in which the Company or any Subsidiary and the Manager have co-invested) shall be deemed to be included within the meaning of “Confidential Information” for purposes of the Company’s and the Subsidiaries’ obligations pursuant to this Section 6(b).

(c) The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7. Compensation. (a) For the services rendered under this Agreement, the Company shall pay to the Manager the Base Management Fee. Notwithstanding the foregoing or any other provision contained in this Agreement, in the event that any of the services provided hereunder by the Manager are rendered to or for the benefit of any Subsidiary, then a portion of the Base Management Fee shall be payable by such Subsidiary.

(b) The parties acknowledge that the Base Management Fee is intended to compensate the Manager for the costs and expenses of its executive officers and employees (and certain related overhead and employee costs not otherwise reimbursable under Section 8 below) incurred in providing to the Company the investment advisory services and certain general management services rendered under this Agreement.

(c) The Manager will not receive any compensation for the period prior to the Closing Date other than costs and expenses incurred and reimbursed pursuant to the provisions of Section 8 hereunder.

(d) The Base Management Fee shall be payable in arrears in cash, in quarterly installments commencing with the fiscal quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect). The Manager shall calculate each installment of the Base Management Fee within thirty (30) days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall be due and payable no later than the date which is five (5) Business Days after the date of delivery to the Board of Directors of such computations.

Section 8. Expenses of the Company. (a) Subject to Section 8(b)(iv), the Manager shall be responsible for the expenses related to any and all personnel of the Manager and its Affiliates who provide services to the Company pursuant to this Agreement or to the Manager pursuant to the Investment Advisory Agreement including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel; provided, however, the Company shall reimburse the Manager or its affiliates for the allocable share of the compensation, including, without limitation, annual base salary, bonus, any related withholding taxes and employee benefits paid to (1) the Company’s Chief Financial Officer based on the percentage of his time spent on the Company’s affairs, (2) the Company’s General Counsel, based on the percentage of his time spent on the Company’s affairs, and (3) other corporate finance, tax, accounting, internal audit, legal risk management, operations, compliance and other non-investment personnel of the Manager and its affiliates who spend all or a portion of their time managing the Company’s affairs based upon the percentage of time devoted by such personnel to the Company’s affairs.

(b) The Company shall pay all of its costs and expenses and shall reimburse the Manager or its Affiliates for expenses of the Manager and its Affiliates incurred on behalf of the Company or any Subsidiary, excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 8(a) of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any Subsidiary shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:

(i)	all costs and expenses associated with the formation and capital raising activities of the Company, if any, including, without limitation, the costs and expenses of the preparation of the Company’s registration statements, any and all costs and expenses of the Initial Public Offering, any subsequent offerings and any filing fees and costs of being a public company, including, without limitation, filings with the SEC, the Financial Industry Regulatory Authority and the NYSE (or any other exchange or over-the-counter market), among other such entities;

(ii)	all costs and expenses in connection with the acquisition, origination, disposition, development, modification, protection, maintenance, financing, refinancing, hedging, administration and ownership of the Company’s or any Subsidiary’s investment assets (including costs and expenses incurred for transactions that are not subsequently completed), including, without limitation, costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, to provide such services, such as legal fees, accounting fees, consulting fees, loan servicing fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, guaranty fees, ad valorem taxes, costs of diligence, foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned or leased by the Company or any Subsidiary;

(iii)	all legal, audit, accounting, consulting, underwriting, brokerage, listing, filing, custodian, transfer agent, rating agency, registration and other fees and charges, printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s or any Subsidiary’s equity securities or debt securities;

(iv)	all costs and expenses in connection with legal, accounting, due diligence (including due diligence costs for assets that are not subsequently acquired), asset management, securitization, property management, brokerage, leasing and other services that outside professionals or outside consultants perform or otherwise would perform on the Company’s behalf and that are performed by the Manager or an Affiliate thereof, as provided in Section 2

(v)	all expenses relating to communications to holders of equity securities or debt securities issued by the Company or any Subsidiary and the other third party services utilized in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies (including, without limitation, the SEC), including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company’s or any Subsidiary’s securities and the cost of any reports to third parties required under any indenture to which the Company or any Subsidiary is a party;

(vi)	all costs and expenses of money borrowed by the Company or any Subsidiary, including, without limitation, principal, interest and the costs associated with the establishment and maintenance of any credit facilities, warehouse loans, repurchase agreements and other indebtedness of the Company or any Subsidiary (including commitment fees, accounting fees, legal fees, closing and other costs and expenses);

(vii)	all taxes and license fees applicable to the Company or any Subsidiary, including interest and penalties thereon;

(viii)	all fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents (including real estate underwriters, brokers and special servicers) engaged by the Company or any Subsidiary or by the Manager for the account of the Company or any Subsidiary;

(ix)	all insurance costs incurred by the Company or any Subsidiary, including, without limitation, any costs to obtain liability or other insurance to indemnify the Manager and underwriters of any securities of the Company;

(x)	all costs and expenses relating to the acquisition of, and maintenance and upgrades to, the portfolio accounting systems of the Company or any Subsidiary;

(xi)	all compensation and fees paid to directors of the Company or any Subsidiary (excluding those directors who are also officers or employees of the Manager), all expenses of directors of the Company or any Subsidiary (including those directors who are also employees of the Manager), the cost of directors’ and officers liability insurance and premiums for errors and omissions insurance, and any other insurance deemed necessary or advisable by the Board of Directors for the benefit of the Company and its directors and officers (including those directors who are also employees of the Manager);

(xii)	all third-party legal, accounting and auditing fees and expenses and other similar services relating to the Company’s or any

Subsidiary’s operations (including, without limitation, all quarterly and annual audit or tax fees and expenses and all outsourced internal audit costs);

(xiii)	all third-party legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company or any Subsidiary, or which the Company or any Subsidiary is authorized or obligated to pay under applicable law or its Governing Instruments or by the Board of Directors;

(xiv)	subject to Section 9 below, any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any director or officer of the Company or any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

(xv)	all travel and related expenses of directors, officers and employees of the Company or any Subsidiary and the Manager, incurred in connection with attending meetings of the Board of Directors or holders of securities of the Company or any Subsidiary or performing other business activities that relate to the Company or any Subsidiary, including, without limitation, travel and expenses incurred in connection with the purchase, consideration for purchase, financing, refinancing, sale or other disposition of any investment or potential investment of the Company or any Subsidiary;

(xvi)	all expenses of organizing, modifying or dissolving the Company or any Subsidiary and costs preparatory to entering into a business or activity, or of winding up or disposing of a business activity of the Company or any Subsidiary, if any;

(xvii)	all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of holders of the securities of the Company or any Subsidiary, including, without limitation, in connection with any dividend reinvestment plan;

(xviii)	all costs and expenses related to the design and maintenance of the Company’s website or sites and associated with any computer software, hardware, electronic equipment or purchased information technology services from third party vendors that is used primarily for the Company or any Subsidiary;

(xix)	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(xx)	the costs and expenses incurred with respect to administering the Company’s incentive plans;

(xxi)	the costs and expenses of maintaining compliance with all U.S. federal, state, local and applicable regulatory body rules and regulations;

(xxii)	expenses relating to any office or office facilities, including disaster backup recovery sites and facilities, maintained for the Company or any Subsidiary separate from the offices of the Manager;

(xxiii)	all other expenses of the Company or any Subsidiary relating to the business and investment operations of the Company, including, without limitation, the costs and expenses of acquiring, originating, owning, protecting, maintaining, financing, refinancing, developing, modifying and disposing of investments that are not the responsibility of the Manager under Section 9(a) of this Agreement; and

(xxiv)	all other expenses actually incurred by the Manager or its Affiliates or their respective managers, officers, directors, employees, members, representatives or agents, or any Affiliates thereof, that are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

In addition, the Company will be required to pay the Company’s and any Subsidiary’s pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the Company’s and the Subsidiaries’ operations. These expenses will be allocated between the Manager, on the one hand, and the Company and any Subsidiary, on the other hand, based on the ratio of the Company’s and the Subsidiaries’ proportion of gross assets compared to all remaining gross assets managed by the Manager as calculated at each fiscal quarter end; it being understood that all of such costs and expenses that are directly related to the operations and business of the Company or any Subsidiary shall be fully paid by the Company or any Subsidiary. The Manager and the Company will modify this allocation methodology, subject to the Board of Directors’ approval, if the allocation becomes inequitable.

(c) Costs and expenses incurred by the Manager or an Affiliate thereof on behalf of the Company or any Subsidiary shall be reimbursed no less frequently than quarterly to the Manager. The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company or any Subsidiary during each fiscal quarter (or portion thereof), and shall deliver such written statement to the Company within 30 days after the end of each fiscal quarter (or portion thereof). The Company shall pay all amounts payable to the Manager pursuant to this Section 8 within five (5) Business Days after the date of delivery of such written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

(d) Notwithstanding the foregoing, the Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

Section 9. Limits of the Manager’s Responsibility; Indemnification. (a) The Manager assumes no responsibility under this Agreement other than to provide the services specified hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager. None of the Manager or its Affiliates or their respective managers, officers, directors, employees or members or any Person providing sub-advisory services to the Manager will be liable to the Company, any Subsidiary, the Board of Directors, or the Stockholders or interest holders of any Subsidiary for any acts or omissions performed under this Agreement, except because of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement. The Company shall, to the fullest extent lawful, reimburse, indemnify and hold harmless the Manager and its Affiliates and their respective managers, officers, directors, employees and members and any Person providing sub-advisory services to the Manager (each, a “Manager Indemnified Party”), with respect to all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any errors or omissions of such Manager Indemnified Party, performed under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of the duties of the Manager under this Agreement.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company (or any Subsidiary), and the directors, officers and Stockholders (each, a “Company Indemnified Party”; a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) with respect to all Losses in respect of or arising from any acts or omissions under this Agreement constituting bad faith, willful misconduct, gross negligence or reckless disregard of the duties of the Manager under this Agreement or any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.

(c) In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that in the absence of prejudice the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights to be indemnified pursuant to this Section. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section, also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (1) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (2) the indemnifying party refuses to defend (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (3) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided, (1) such settlement is without any Losses whatsoever to such Indemnified Party, (2) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (3) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section.

(d) The indemnification and payment or reimbursement of an Indemnified Party’s Losses provided in these Agreement shall not be deemed exclusive of or limit in any way other rights to which such Indemnified Party seeking indemnification and payment or reimbursement of Losses may be or may become entitled under any entity organizational document, regulation, insurance, agreement or otherwise.

(e) The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement.

(f) Nothing contained herein shall be deemed a waiver of any right available to the Company under federal and state securities laws to the extent such waiver would be inconsistent with such laws.

Section 10. No Joint Venture. The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on any of them.

Section 11. Term; Termination.

(a) Initial Term. This Agreement shall become effective on the Closing Date and shall continue in operation, unless terminated in accordance with the terms hereof, until June 30, 2014 (the “Initial Term”).

(b) Automatic Renewal Terms. After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Manager terminates this Agreement in accordance with Section 11(c) of this Agreement.

(c) Termination of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term or any Automatic Renewal Term and upon at least 180 days’ prior written notice to the Manager or the Company, as applicable (the “Termination Notice”), either (A) the Company (without cause), upon the affirmative vote of at least two-thirds of the Independent Directors or by a vote of the holders of at least two-thirds of the Company’s outstanding Common Shares (other than those Common Shares held by the Manager or any Affiliate thereof), in each case based upon (1) unsatisfactory performance by the Manager that is materially detrimental to the Company or (2) the determination that the compensation payable to the Manager under this Agreement is not fair; or (B) the Manager (without cause) may, in connection with the expiration of the Initial Term or any Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Nonrenewal Termination”); provided, that the Company shall not have the right to terminate this Agreement under clause (2) above if the Manager agrees to continue to provide services under this Agreement at fees that at least two-thirds of the Independent Directors determine to be fair pursuant to the procedures set forth below.

If the Company (but not the Manager) issues the Termination Notice, the Company shall be obligated to pay the Manager the Termination Fee within 90 days of the last day of the Initial Term or Automatic Renewal Term, as applicable (the “Effective Termination Date”); provided, however, that in the event a Termination Notice is given in connection with a determination that the compensation payable to the Manager is not fair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 45 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. Provided that the Manager and the Company agree to the terms of the revised compensation to be payable to the Manager within 45 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding the same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 45-day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) 10 days following the end of such 45-day period and (B) the Effective

Termination Date originally set forth in the Termination Notice. In the event of any Nonrenewal Termination, after delivery of the Termination Notice, the Manager shall thereafter have the authority to invest only such capital that represents the return of capital resulting from the liquidation or repayment of investments of the Company or any Subsidiary existing at the time of the Termination Notice, and subject to the Investment Policies and all other existing investment and other policies of the Company. The Manager shall cooperate with the Company in executing an orderly transition of the management of the Company’s assets to a new manager. The Company may terminate this Agreement for cause pursuant to Section 13 of this Agreement even after a Nonrenewal Termination and no Termination Fee shall be payable.

(d) If this Agreement is terminated pursuant to this Section 11 or pursuant to Section 12, 13 or 14, such termination shall be without any further liability or obligation of any party to the other, except with respect to the payment of a Termination Fee, if applicable, and except as provided in Sections 6, 8 and 15 of this Agreement. In addition, Sections 9 and 17(e) of this Agreement shall survive termination of this Agreement.

Section 12. Assignments. (a) Except as set forth in Section 12(b) of this Agreement, this Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT (in the case of the Company) or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement. As used in this Section 12, the term “assign” as it applies to the Manager shall be the meaning given to that term in the Advisers Act of 1940. The Manager shall promptly notify the Company of any change in the manager or managing members of the Manager.

(b) Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement. In addition, the Manager may assign one or more of its duties under this Agreement to any of its Affiliates without the Company’s approval if such assignment does not require their approval under the Advisers Act.

Section 13. Termination by the Company for Cause. The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Company to the

Manager, without payment of any Termination Fee, if (i) the Manager, its agents or its assignees breach any material provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (iii) any Manager Change of Control which a majority of the Independent Directors reasonably determines is materially detrimental to the Company and its Subsidiaries taken as a whole, (iv) the dissolution of the Manager, (v) the Manager is convicted (including a plea of nolo contendere of a felony, or (vi) the Manager commits fraud against the Company, misappropriates or embezzles funds of the Company, or acts, or fails to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (vi) are caused by an employee and/or officer of the Manager or one of its Affiliates and the Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of the Manager actual knowledge of its commission or omission, the Company shall not have the right to terminate this Agreement pursuant to this Section 13.

Section 14. Termination by the Manager for Cause.

(a) The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 14(a).

(b) The Manager may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay the Termination Fee.

Section 15. Action Upon Termination. From and after the effective date of termination of this Agreement pursuant to Sections 11, 12, 13 or 14 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if the Manager is so entitled in accordance with the terms of this Agreement, the Termination Fee. Upon any such termination, the Manager shall forthwith:

(a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company and any Subsidiary; and

(c) deliver to the Board of Directors all property and documents of the Company and any Subsidiary then in the custody of the Manager.

Section 16. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager shall be held by the Manager as custodian for the Company or such Subsidiary, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than 45 days following such request. Upon delivery of such money or other property to the Company, the Manager shall not be liable to the Company, any Subsidiary, the Board of Directors, or the Stockholders or the interest holders of any Subsidiary for any acts or omissions by the Company or any Subsidiary in connection with the money or other property released in accordance with this Section. The Company shall indemnify the Manager and its Affiliates and their respective managers, officers, directors, employees and members and any Person providing sub-advisory services to the Manager against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property in accordance with the terms of this Section 16. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 9 of this Agreement.

Section 17. Miscellaneous.

(a) Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (1) personal delivery, (2) delivery by reputable overnight courier, (3) delivery by facsimile transmission with telephonic confirmation or (4) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 17):

The Company:	AG Mortgage Investment Trust, Inc.
245 Park Avenue, 26th Floor
New York, NY 10167
Attention: Chairman, Audit Committee, Board of Directors

Fax: (212) 338-9611

with a copy to:	McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10173
Attention: Stephen Older
Fax: (212) 547-5444

The Manager:	AG REIT Management, L.L.C.
245 Park Avenue, 26th Floor
New York, NY 10167
Attention: General Counsel
Fax: (212) 338-9611

with a copy to:	Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Attention: General Counsel
Fax: (212) 338-9611

(b) Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

(c) Integration. This Agreement, together with the Underwriting Agreement, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof and thereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof and thereof.

(d) Amendments. Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(h) Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matters incident thereto.

(i) Section Headings. The section and subsection headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(j) Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(k) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto have executed this Management Agreement as of the date first written above.

AG MORTGAGE INVESTMENT TRUST, INC.

By:
Name:
Title:

AG REIT MANAGEMENT, L.L.C.

By:
Name:
Title:

Exhibit A

Allocation Policy of Angelo, Gordon & Co., L.P.

Angelo, Gordon & Co., L.P. (“Angelo, Gordon”) may have clients with similar investment strategies. As a result, if an investment opportunity would be appropriate for more than one client, Angelo, Gordon may be required to choose among those clients in allocating such opportunity, or to allocate less of such opportunity to a client than it would ideally allocate if it did not have to allocate to multiple clients. In addition, Angelo, Gordon may determine that an investment opportunity is appropriate for a particular account, but not for another.

ANGELO, GORDON WILL SEEK TO CONSISTENTLY APPLY THE ALLOCATION METHODOLOGY IN A FAIR AND EQUITABLE MANNER.

(A) Methodology. Angelo, Gordon’s policy is to allocate orders among its clients (“Clients”) in a manner which is fair and equitable over time and does not favor one Client or group of Clients. The consistent application of the allocation methodology and procedure will assist Angelo, Gordon in giving fair and equitable treatment to our Clients.

Initial suggested allocations to Clients will generally be based on consistently-applied objective criteria tailored to an investment strategy, including, but not limited to, pro rata based on the capital commitment1 or existing ownership of each Client, or target position size (a “Suggested Allocation”). There may, however, be instances due to issues of eligibility, liquidity, yield targets, tax considerations, among other reasons, where a Suggested Allocation is rejected and another allocation is still considered to be equitable. These instances are discussed in further detail below.

1.	Eligibility. Consideration of Client guidelines or strategy is appropriate when making an allocation decision. For example, specific Client guidelines regarding liquidity, target return, duration, ratings, tax considerations, concentration limits, industry or sector exposure, may render the allocation to a particular Client ineligible and therefore would justify a non-pro rata allocation.

Eligibility for certain transactions such as 144As, private securities and Reg S securities is governed by applicable regulations which will determine eligibility for participation and may warrant exclusion from an allocation. Documents governing a Security’s terms and conditions often contain provisions regarding the type of eligible holder and the approved size of a transaction. Such terms and conditions can prevent a Suggested Allocation from being made to particular Clients.

2.	Risk Parameters. A portfolio manager may consider overall risk parameters of an investment relative to the composition of a portfolio including the nature and size of

[1]	In certain instances, available cash or assets under management may be more appropriate and may be used in lieu of capital commitment.

existing holdings and cash positions and reject a Suggested Allocation in favor of another allocation based on such considerations.

3.	Odd-Lot Allocations. Use of a Suggested Allocation can sometimes disadvantage certain portfolios where odd-lot allocations occur. Odd-lot allocations can have an adverse effect on performance caused by an extended ramp-up period as well as higher transaction costs and/or custodial fees.

4.	Cash Available/Cash Needed. Clients with capital to invest whether due to a recent launch and ramp-up or otherwise, may receive priority in allocations even where other Clients also have available cash to invest provided the treatment of all Clients over time is equitable. Likewise, Clients subject to redemptions or distribution obligations may need to raise capital, while other Clients are not subject to similar demands, making an allocation which differs from the Suggested Allocation appropriate.

5.	Related Securities Transactions (i.e. Hedging). A fair and equitable allocation of hedges, and other security transactions made in relation to the existing positions or overall composition of a portfolio, would generally be based on a Portfolio Manager’s desire to adjust the exposure of a particular portfolio rather than a Suggested Allocation.

6.	Other Exceptions. There may be other circumstances where the application of the Suggested Allocation methodology may not be viewed as fair and equitable for reasons other than those set forth herein. In such cases, alternative allocation methods may be designed in consultation with the General Counsel or CCO and properly documented.

(B) Timing. Allocations must be made promptly. Post-settlement adjustments to allocations are discouraged and should be entered into only after consultation with Legal and Compliance and documented on a timely basis.

(C) Documentation of Allocation. Angelo, Gordon records allocations promptly. Exceptions to the allocation methodology should be documented with the basis for the exception. Allocation decisions and related documentation, if any, shall become part of Angelo, Gordon’s books and records and is subject to Angelo, Gordon’s recordkeeping policy set forth herein.

(D) Surveillance/Review. Each Portfolio Manager will review allocations to ensure they are fair and equitable and in compliance with the policy set forth herein.

(E) Allocations of IPOs. Angelo, Gordon may determine that a Client may participate in an IPO if Angelo, Gordon believes that, based on the Client’s investment restrictions, risk profile, asset composition and cash levels, the IPO is an appropriate investment and the Client is otherwise eligible under FINRA rules. When making allocations among eligible Clients, Angelo, Gordon generally intends to allocate IPOs to eligible accounts on a fair and equitable basis overtime. However, Angelo, Gordon may decide in its sole discretion that a particular Client should not receive shares of a particular IPO or fewer shares than it would be entitled to for one or more of the following reasons:

(a)	high transaction costs;

(b)	a de minimis allocation;

(c)	tax or regulatory considerations;

(d)	an anticipated redemption by the Client;

(e)	a violation of the leverage limits of the Client;

(f)	a violation of one of the investment restrictions or guidelines of the Client;

(g)	inappropriateness of the IPO in light of the objectives of the Client;

(h)	cash in the Client available for investment;

(i)	asset composition or company and industry concentrations in the Client;

(j)	risk profile of the Client;

(k)	the Client cannot be included in the aggregated order for the IPO Securities.

As a result not all eligible Clients will participate in a particular IPO.

Exhibit B

Investment Policies

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Management Agreement, dated as of                     , 2011, as may be amended from time to time (the “Management Agreement”), by and between AG Mortgage Investment Trust, Inc. (the “Company”) and AG REIT Management, LLC. (the “Manager”).

The following investment policies have been approved by the Board of Directors. The Board of Directors will review the Company’s investment portfolio and the Company’s compliance with these investment policies at each regularly scheduled meeting of the Board of Directors.

1. No investment shall be made that would cause the Company to fail to qualify as a REIT under the Code;

2. No investment shall be made that would cause the Company to be regulated as an investment company under the Investment Company Act;

3. The Company’s investments will be in the Target Assets.

4. Not more than 25% of Shareholders’ Equity will be invested in any individual asset, without the consent of a majority of the Independent Directors.

5. Until appropriate investments in Target Assets are identified, the Manager may invest the proceeds of the Initial Public Offering and any future offerings of the Company’s securities for cash in interest-bearing, short-term investments.

6. Any investment in Target Assets of residential mortgage-backed securities that exceeds $50 million, and any other investment that exceeds $25 million requires the approval of the Manager Investment Committee.

These investment guidelines may be amended, restated, modified, supplemented or waived by the Board of Directors (which must include a majority of the Independent Directors) without the approval of the Company’s stockholders.